Exhibit 99.1

                       RESTATED FINANCIAL INFORMATION
            (showing the effect of the management obligations of Arbour Elder Services, Inc. with respect to operations in February and
                               March of 1997)

                          AGES HEALTH SERVICES INC.
                 RESTATED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED MARCH 31, 1997
                                 (Unaudited)

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
                                                          Restatement Adjustments
                                                          -----------------------
                                            Historical     Ages (a)      Other          Restated
                                            ----------    ----------    --------       ----------

Net patient service revenue                 $3,275,966    $1,028,528    $      0       $2,247,438
Cost of patient services                     2,573,004       791,538           0        1,781,466
                                            -----------------------------------------------------
  Gross profit on patient services             702,962       236,990           0          465,972
                                            -----------------------------------------------------

General and administrative expenses          1,454,559       418,739      24,728(b)     1,060,548
Amortization of deferred financing costs         7,207             0           0            7,207
                                            -----------------------------------------------------
  Operating expenses                         1,461,766       418,739      24,728        1,067,755
                                            -----------------------------------------------------

Operating loss                                (758,804)     (181,749)    (24,728)        (601,783)

Interest expense, net                           70,700        20,790       7,425(b)        57,335
                                            -----------------------------------------------------

Net loss                                      (829,504)     (202,539)    (32,153)        (659,118)

Preferred stock dividends                      (15,000)       (5,000)     (5,000)         (15,000)
                                            -----------------------------------------------------

Net loss applicable to common stock         $ (844,504)   $ (207,539)   $(37,153)      $ (674,118)
                                            =====================================================

Net loss per share of common stock          $     (.33)                                $     (.26)
                                            ==========                                 ==========

Weighted average number of shares of
 common stock outstanding                    2,580,100                                  2,580,100


--------------------
<Fa>  To eliminate the revenue and expenses of Ages Health Services Inc.
      ("Ages") for February and March
<Fb>  To reflect costs that would not have been eliminated due to the management obligations of Arbour Elder Services, Inc.

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